Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2015 Employee Stock Purchase Plan of Cytokinetics, Incorporated of our reports dated February 28, 2024, with respect to the consolidated financial statements of Cytokinetics, Incorporated and the effectiveness of internal control over financial reporting of Cytokinetics, Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 31, 2024